UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 1, 2015

SYMBID CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-177500	45-2859440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Marconistraat 16 3029 AK Rotterdam, The Netherlands		N/A
(Address of principal executive offices)		(Zip Code)

+ 31 (0) 041 34 601
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement

On July 1, 2015, (the “Effective Date”) we entered into a Financial Public Relations Agreement (the “Agreement”) with Dynasty Wealth, LLC, (“Dynasty”) a Nevada limited liability corporation, pursuant to which we engaged Dynasty, on an independent contractor basis, to provide us with financial public relations services. Such services include disseminating public information about us, communicating on our behalf with the investment community,  conducting conference calls and arranging meetings on our behalf with prospective investors and other  investment professionals, facilitating the production of research reports about us, reviewing proposed press releases and public presentations, and providing general investor relations services. The agreement has an initial term that runs until August 31, 2015 and is subject to extension for up to three years thereafter upon the achievement of certain milestones.

As compensation for the services to be rendered by Dynasty, we are paying consulting fees to Dynasty at the rate of $10,000 per month due and payable on the last day of every month. We may elect to pay such consulting fees to Dynasty in cash or common stock or a combination thereof. For payments made in stock, our shares will be valued based upon the 20 day volume weighted average trading price for our common stock at the time of the election. Notwithstanding the forgoing, the consulting fee for the initial term will be paid in the form of 60,000 shares of our common stock.

As additional compensation to Dynasty for services rendered pursuant to the Agreement, we will issue to Dynasty up to one million six hundred thousand (1,600,000) warrants to purchase shares of our common stock at a price of $0.50 per share. The issuance of the warrants is tied to the satisfaction of certain performance metrics involving market capitalization.

The Agreement has a minimum term of two months (the “Initial Term”) and a maximum term of thirty-eight months. In the event that we have achieved a Market Capitalization (as defined below) of $25 million or more by the end of the Initial Term (the “Initial Term Market Capitalization Metric”), the Agreement will be automatically extended to June 1, 2016 and 20,000 warrants will be issued to Dynasty. If we do not satisfy the Initial Term Market Capitalization Metric, the Agreement will automatically terminate at the end of the Initial Term.

The Agreement will be automatically extended to June 1, 2017 and 170,000 warrants will be issued to Dynasty in the event that we achieve a Market Capitalization of $67.5 million or more during or before the term ending December 31, 2015.

The Agreement will be automatically extended to June 1, 2018 and 610,000 warrants will be issued to Dynasty in the event that we achieve a Market Capitalization of $125 million or more during or before the term ending December 31, 2016.

The Agreement will be automatically extended to August 31, 2018 and 800,000 warrants will be issued to Dynasty in the event that we achieve a Market Capitalization of $225 million or more during or before the term ending December 31, 2017.

All warrants expire 5 years after the Effective Date and are non-callable. We will provide piggyback registration rights commencing December 31, 2015 on all shares underlying the warrants issued pursuant to the Agreement. In the event that we are acquired by a third-party during the term of the Agreement for a valuation greater than $20,000,000, any warrants earned or to be earned by Dynasty at the time of the acquisition will become exercisable via a cashless exercise.

Market Capitalization of the Company is defined for the purposes of the Agreement to be the prior thirty calendar day weighted average daily price for our common stock multiplied by the fully diluted number of shares outstanding, including all instruments convertible into common stock at or below a strike price equal to the prior thirty calendar day average daily price of the common stock.  The relevant Market Capitalization objective needs to be achieved for a minimum average of 30 calendar days at any time during the term of the Agreement.

Should at any time during the term of the Agreement we be acquired at a valuation equal to or greater than any of the Market Capitalization performance metrics set forth above we will issue to Dynasty the amount of warrants as called for in such paragraphs.

Unless extended by both parties in writing, the Agreement will automatically terminate in the event that Dynasty does not timely meet the performance requirements described above. In the event the Agreement is terminated, Dynasty will cease rendering services to us as of the effective date of termination, and we will pay Dynasty to the extent not previously paid, any cash fees for the services performed through the date of termination and any additional compensation fees that have been earned pursuant to the achievement of the performance metrics prior to the date of termination.

In the Agreement, we have also agreed to indemnify Dynasty against any third party claim that Dynasty has provided such third party with incorrect information about us but only to the extent that the information provided by Dynasty was provided to Dynasty by us.

Item 9.01 Financial Documents and Exhibits

(d) Exhibits

The following exhibits are filed with the Report:

Exhibit Number	Description

10.1	Financial Public Relations Agreements made as of July 1, 2015, by and between Registrant and Dynasty Wealth, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMBID CORP.

Date: July 8, 2015	By:	/s/ Korstiaan Zandvliet
Korstiaan Zandvliet
President